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Exhibit 23.2

The Board of Directors
Interactive Intelligence, Inc.:

        We consent to incorporation by reference in the registration statements (Nos. 333-33772, 333-33734, 333-87919 and 333-110866) on Form S-8 of Interactive Intelligence, Inc. of our report dated January 23, 2004, relating to the consolidated balance sheet of Interactive Intelligence, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows and the consolidated financial statement schedule for the year ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of Interactive Intelligence, Inc.

/s/ KPMG LLP
Indianapolis, Indiana
March 24, 2004

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  Exhibit 23.2